EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We also consent to the incorporation by reference, in the Registration Statement on Form S-8 dated January 16, 2025, Form S-1 dated September 29, 2025 and subsequent amendments to Form S-1, of our auditor's report dated March 31, 2026 with respect to the consolidated financial statements of Lion Copper and Gold Corp. and its subsidiaries as at December 31, 2025 and for each of the years in the two-year period ended December 31, 2025, as included in the Annual Report on Form 10-K of Lion Copper and Gold Corp. for the year ended December 31, 2025, as filed with the SEC.

We also consent to the reference to our firm under the heading "Interests of Experts" in the Registration Statement on Form S-1.

/s/ MNP LLP

Chartered Professional Accountants

March 31, 2026

Vancouver, Canada